Exhibit 8.1

SUBSIDIARIES OF CHINA SOUTHERN AIRLINES COMPANY LIMITED

The particulars of the Company’s principal subsidiaries as of December 31, 2019 are as follows:

Name of Company	Jurisdiction of Incorporation

Xiamen Airlines Company Limited	PRC

Shantou Airlines Company Limited	PRC

Zhuhai Airlines Company Limited	PRC

Guizhou Airlines Company Limited	PRC

Chongqing Airlines Company Limited	PRC

China Southern Airlines Henan Airlines Company Limited	PRC

China Southern Airlines Xiong’an Airlines Company Limited	PRC

Southern Airlines Freight and Logistic (Guangzhou) Co., Ltd.	PRC